UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 20, 2002

KELLSTROM INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	0-23764 (Commission File Number)	13-3753725 (IRS Employer Identification No.)

3701 FLAMINGO PARKWAY
MIRAMAR, FLORIDA 33027
(Address of Principal Executive Offices)

(954) 538-2000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed since Last Report)

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Item 3. Bankruptcy or Receivership

     On February 20, 2002, Kellstrom Industries, Inc. (“Kellstrom”) filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 02-10536). Kellstrom continues to manage its properties and operate its business as debtor-in-possession in accordance with applicable provisions of the Bankruptcy Code.

     Kellstrom is seeking the approval of the Bankruptcy Court of a debtor-in-possession credit facility in an aggregate principal amount of up to $10.0 million (the “DIP financing”) with its senior lenders.

     A copy of the press release issued by Kellstrom on February 20, 2002 relating to the bankruptcy filing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5. Other Events

     In conjunction with the bankruptcy filing, on February 20, 2002 Kellstrom entered into an Asset Sale Agreement (the “Agreement”) with KIAC, Inc., (“KIAC”), an entity controlled by Inverness Management LLC, pursuant to which KIAC will, subject to approval by the Bankruptcy Court, acquire substantially all of the assets of Kellstrom, as well as certain of its inventory and receivables. The Agreement calls for approximately a $50 million cash payment by KIAC, which will be funded with equity from Inverness Management LLC and a senior secured debt facility, the agent of which is General Electric Capital Corporation, and additional cash consideration expected to be in the amount of $46 million resulting from the sale of certain other inventory over a period of five years.

     Pursuant to the Agreement, the transaction will be implemented through a sale under section 363 of the Bankruptcy Code pursuant to a Bankruptcy Court authorized bidding process and subject to final approval of the Bankruptcy Court. The closing under the Agreement will be effectuated pursuant to a Sale Order that would be approved by the Bankruptcy Court and is subject to completion of the auction and other conditions set forth in the Agreement. The proceeds from the sale will be distributed to the Company’s creditors under the oversight and procedures of the Bankruptcy Court.

     The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the copy of the Agreement filed as Exhibit 2.1 hereto.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibit No.	Description

2.1	Asset Sale Agreement dated as of February 20, 2002
99.1	Press Release dated February 20, 2002

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 25, 2002	KELLSTROM INDUSTRIES, INC.

	By:	/s/ Zivi R. Nedivi Zivi R. Nedivi President

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